Exhibit 5.1

December 9, 2008
RHI Entertainment, Inc.
1325 Avenue of the Americas, 21st Floor
New York, New York 10019
53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

FIRM / AFFILIATE OFFICES
Abu Dhabi	Munich
Barcelona	New Jersey
Brussels	New York
Chicago	Northern Virginia
Doha	Orange County
Dubai	Paris
Frankfurt	Rome
Hamburg	San Diego
Hong Kong	San Francisco
London	Shanghai
Los Angeles	Silicon Valley
Madrid	Singapore
Milan	Tokyo
Moscow	Washington, D.C.

Re:	Registration Statement on Form S-8 with respect to 2,240,000 shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:
     We have acted as special counsel to RHI Entertainment, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a registration statement on Form S–8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of up to 2,240,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), which may be issued pursuant to the Company’s 2008 Incentive Award Plan (the “Plan”).
     As special counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.
     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.
     We are opining herein only as to the General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws.

     Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized and, when issued and sold in accordance with the terms of the Plan, such Shares will be validly issued, fully paid and nonassessable.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ LATHAM & WATKINS LLP